Exhibit 99.(a)(2)

Amendment No. 1 to the Declaration of Trust and
Establishment and Designation of Series

September 18, 2014

This Amendment No. 1 to the Declaration of Trust and Establishment and Designation of Series, dated September 18, 2014, is made by each of the undersigned trustees (“Trustees”) of the Value Line Strategic Asset Management Trust, a Massachusetts business trust (the “Trust”), in accordance with the Trust’s Declaration of Trust, dated May 14, 1987 (the “Declaration of Trust”).

WHEREAS, the Trustees desire to change the name of the Trust to Value Line Funds Variable Trust, and to designate and name its sole existing series as “Value Line Strategic Asset Management Trust;” and

WHEREAS, the Trustees now desire to establish and designate an additional series of the Trust pursuant to Section 5.11 of Article V of the Declaration of Trust;

NOW, THEREFORE, BE IT RESOLVED, that Article I, Section 1.1 of the  Declaration of Trust is hereby amended by deleting and replacing such Section with the following:

Section 1.1.  Name.  The name of the trust created hereby is the “Value Line Funds Variable Trust”.

FURTHER RESOLVED, that the undersigned, being all the Trustees of the Trust, and acting pursuant to the Declaration of Trust do hereby:  (1)  designate and name the existing series of the Trust as “Value Line Strategic Asset Management Trust;” (2) establish an additional series of the Trust and designate the name of such series as “Value Line VIP Equity Advantage Fund” (together with Value Line Strategic Asset Management Trust, the “Funds”); and  (3) establish the rights, preferences and entitlements of each Fund vis-à-vis the other Fund.

FURTHER RESOLVED, that such rights, preferences and entitlements of each Fund vis-à-vis the other shall be those set forth in the Declaration of Trust, provided that:

1.         The assets and liabilities of the Trust shall be allocated among the Funds as set forth in Section 5.11 of Article V of the Declaration of Trust, except:

(a)         Costs incurred by each Fund in connection with its organization and start-up, including Federal and state registration and qualification fees and expenses of the initial public offering of such Fund’s shares, shall (if applicable) be borne by such Fund, provided that such fees and expenses may be and deferred and amortized over the five year period beginning on the date that such Fund commences operations.

(b)         The liabilities, expenses, costs, charges and reserves of the Trust (other than the investment advisory fees or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on an equitable basis as determined by the Trustees.

2.        The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund, and to terminate any Fund or add additional Funds, in each case as provided in the Declaration of Trust.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned being all the Trustees of the Trust have executed this instrument as of the date first written above.

/s/ Joyce E. Heinzerling	/s/ Francis C. Oakley
Joyce E. Heinzerling,	Francis C. Oakley,
as Trustee and not individually	as Trustee and not individually

/s/ David H. Porter	/s/ Paul Craig Roberts
David H. Porter,	Paul Craig Roberts,
as Trustee and not individually	as Trustee and not individually

/s/ Nancy-Beth Sheerr	/s/ Daniel S. Vandivort
Nancy-Beth Sheerr,	Daniel S. Vandivort,
as Trustee and not individually	as Trustee and not individually

/s/ Mitchell E. Appel
Mitchell E. Appel,
as Trustee and not individually
The address of each Trustee is:

c/o EULAV Asset Management
7 Times Square, 21st Floor,
New York, New York
10036

The Declaration of Trust establishing Value Line Strategic Asset Management Trust, dated the 14th day of May, 1987, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.

[Signature Page to
Amendment to Declaration of Trust and Establishment and Designation of Series]